Exhibit 99.1

                       THERMADYNE EMERGES FROM CHAPTER 11

                       LONG-TERM DEBT DRAMATICALLY REDUCED


ST.LOUIS, May 23, 2003 - Thermadyne Holdings Corporation announced that its reorganization plan has become effective and it has emerged from chapter 11 as a unified and financially strong company.

           "Thermadyne is now well-positioned to grow our strong businesses and market-leading brands," said Karl Wyss, Thermadyne's chairman and chief executive officer. "We are pleased with the significant progress we have made on several operational fronts, including streamlining and modernizing our plants, upgrading our IT infrastructure, and developing new manufacturing facilities and a customer care center. We emerge a much stronger company, both financially and operationally. We approach the future with renewed confidence and optimism."

           According to the plan, Thermadyne's long-term debt has been reduced to approximately $230 million, down from nearly $800 million in debt and $79 million in preferred stock when the company filed for protection under chapter 11 in November 2001.

           The plan calls for the issuance of 13.3 million shares of new common stock, of which 94.5 percent will be held by Thermadyne's senior secured lenders and the remaining 5.5 percent held by a group of bondholders. Preferred and common stock outstanding before the filing for chapter 11 protection has been cancelled. Thermadyne's newly issued common stock is registered under the Securities Exchange Act of 1934.

           The plan also provides for cash distributions to the Company's general unsecured claims, which include trade creditors, equal to the lessor of
(a) a holder's pro rata share of $7.5 million and (b) 50% of such holder's claim (estimated by the company to provide a recovery of 30 to 37 percent of the amount of such claims).

           Thermadyne, headquartered in St. Louis, is a leading multi-national manufacturer of cutting and welding products and accessories. For more information, contact James Tate, senior vice president and chief financial officer, Thermadyne Holdings Corporation, at (636) 728-3107.

           This press release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Investors are cautioned that forward-looking statements are not guarantees of future performance and actual results could differ materially as a result of known and unknown risks and uncertainties, including: various regulatory issues, general economic conditions, future trends, and other risks, uncertainties and factors disclosed in the company's most recent reports on Forms 10-K, 10-Q, and 8-K filed with the Securities and Exchange Commission.

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